Exhibit 10.20

FIXED RATE LOAN LOAN AGREEMENT

THIS AGREEMENT AND THE BANK’S FIXED RATE LOAN TERMS TOGETHER FORM AN IMPORTANT CONTRACT. YOU SHOULD TAKE LEGAL ADVICE BEFORE SIGNING.

Customer:	Energy Conservation Solutions Limited (registered number 03619534)

Bank:	National Westminster Bank Plc

1	The Loan

1.1	The Bank will provide the Customer with a Loan for the Customer’s general business purposes.

1.2	The Bank’s Fixed Rate Loan Terms form part of this Agreement and are available to be read and printed online. To access the Terms go to www.natwest.com/terms and enter tlfc1218.

Alternatively, a copy can be obtained from the Customer’s Relationship Manager.

1.3	Interest on the Loan will be at a fixed rate to be agreed between the Bank and the Customer. Once agreed, the Bank will complete an Interest Fixing Schedule and provide a copy to the Customer.

1.4	This lending facility is supported by the Coronavirus Business Interruption Loan Scheme, managed by the British Business Bank on behalf of, and with the financial backing of, the Secretary of State for Business, Energy and Industrial Strategy.

1.5	Under the Coronavirus Business Interruption Loan Scheme, the Secretary of State has agreed to provide the Bank with a Partial Guarantee. The Bank’s ability to provide the Customer with the Loan is dependent upon the Bank receiving the Partial Guarantee. The Partial Guarantee is given to the Bank and not to the Customer and the Customer remains liable for all sums payable under this Agreement in the event of a default.

1.6	Under the Coronavirus Business Interruption Loan Scheme, interest due during the first 12 months will be payable by the UK Government under the terms of the Scheme. After the first 12 months, interest will be payable by the Customer in accordance with the terms of this agreement.

2	Loan Details

Loan Amount:	£200,000.

Drawdown:	The Loan will be drawn in a single advance by the earlier of (1) the date which is 3 months from the date the Bank has signed this Agreement and (2) the Held Rate Expiry Date detailed in the latest Interest Fixing Schedule issued to the Customer.

Interest Rate:	The Fixed Rate detailed in the latest Interest Fixing Schedule issued to the Customer.

In relation to the first 12 months the annual interest rate applicable during that period is, in effect, 0%.

Interest will be applied to a separate account.

Final Repayment Date:	The date which is 60 months after the Loan is drawn.

3	Preconditions

3.1	The Loan can be drawn when the Bank has received this Agreement signed by the Customer, and is satisfied with:

3.1.1	the duly signed, dated and completed Business Interruption Payment Letter required by the Secretary of State for the Partial Guarantee, without any amendments or variations.

3.1.2	the duly signed and dated Borrower Declaration.

3.1.3	the authority to sign this Agreement.

3.1.4	all security and any related insurance.

3.1.5	the documents and information needed to comply with its account opening and customer identity requirements.

4	Coronavirus Business Interruption Loan Scheme

4.1	The Bank may provide information about the Customer and the Agreement to the Secretary of State, HM Government, or any of their agents and otherwise in accordance with the Bank’s usual Data Protection Policy

5	Repayment

5.1	The Customer will repay the Loan by monthly instalments of £4,166.66 and a final instalment of £4,166.98.

5.2	The first instalment is due 13 months after the date on which the Loan is drawn (unless otherwise agreed by the Bank). The final instalment is due on the Final Repayment Date.

5.3	The Customer may make additional repayments at any time.

5.4	After any additional repayments, the Bank may vary the amount of the remaining instalments. If the instalment amounts are not varied, repayment may be over a shorter period, otherwise the amount of the final instalment will be adjusted to ensure that the Loan is repaid in full on the Final Repayment Date.

6	Method of Payment

6.1	If the Customer maintains a current account with the Bank then the Bank may apply interest and other payments due and payable by the Customer under this Agreement to such current account.

6.2	If the Customer does not hold a current account with the Bank then, if required by the Bank, the Customer will maintain a feeder account (not being a current account) with the Bank to which the Bank may apply interest and other payments due and payable by the Customer under this Agreement. If the feeder account becomes overdrawn without prior agreement interest on it will be charged at the Bank’s unarranged overdraft rate from time to time.

7	Security

7.1	Security for the Loan is detailed in the Security Schedule.

8	Information

8.1	The Customer will provide the following Financial Information within the specified number of days from the end of the period to which it relates:

8.1.1	its annual financial statements, audited unless otherwise agreed by the Bank, within 270 days.

8.1.2	its quarterly management accounts incorporating profit and loss account and balance sheet within 30 days.

9	Undertakings

9.1	There are no additional Undertakings to those in the Terms.

10	Events of Default

10.1	If any Event of Default specified below or in the Terms occurs, then the Bank may demand immediate repayment of the Loan, all interest accrued and all other sums payable by the Customer under this Agreement, and/or stop the drawing of any undrawn part of the Loan:

10.1.1	any event occurs in relation to the Customer’s parent, which would be an Event of Default if it occurred in relation to a Subsidiary of the Customer.

10.1.2	control of the Customer’s parent changes without the consent of the Bank.

10.2	Without affecting any of its rights following an Event of Default, the Bank may agree to accept regular or increased instalments or payments.

11	Law

11.1	English law governs this Agreement.

Signed for the Bank

/s/

Date 14 January 2021

If you are unhappy with the terms of the Loan you should speak to your Manager. If you are still unhappy, you may be able to appeal to the Bank’s Business Hotline within 30 days of the final decision being notified to you, or until the Loan is used (whichever is soonest). Full details of how to appeal the conditions relating to your lending can be obtained at www.natwest.com/lendingappeals or by calling 0800 158 5977.

Signed for the Customer in accordance with the authority held by the Bank

/s/

Date 15/1/2021

This is the Security Schedule referred to in the Loan Agreement between the Customer and National Westminster Bank Plc

Customer:	Energy Conservation Solutions Limited (registered number 03619534)

Security Type	Status	Granted By	Security Address/Description

1. Debenture	Held	Energy Conservation Solutions Limited

2. Guarantee for £200,000 Supported by (i) Debenture	New Held	Energys Group Limited Energys Group Limited

Resolution re Loan Agreement

Extract from the Minutes of a Meeting of the Directors of ENERGY CONSERVATION SOLUTIONS LIMITED (the Company)

“After due consideration of all the circumstances and on being satisfied that it is for the benefit of the Company and in the interests of the Company for the purpose of carrying on its business to enter into a loan agreement (the Agreement) in respect of a Loan of £200,000 from National Westminster Bank Plc (the Bank) in the form now produced, and incorporating the Bank’s Fixed Rate Loan Terms, it was resolved that * KEVIN COX, MANAGING DIRECTOR be authorised to sign on behalf of the Company the Agreement and any other documents required by the Bank in connection with the Agreement.”

I certify that this is a true extract from the Minutes of a Meeting of the Directors of the Company at which (all appropriate interests having been declared) a quorum entitled to vote was present duly held on the * 15th day of January 2021 and that a true copy of the Agreement has been retained by the Company.

/s/
Secretary

* Please complete

Customer: ENERGY CONSERVATION SOLUTIONS LIMITED (registered number 03619534)

Facility : Coronavirus Business Interruption Loan Scheme (“CBILS”) £200,000

I/We understand that, whilst the Secretary of State for Business, Energy and Industrial Strategy, is providing a guarantee under the CBILS to National Westminster Bank Plc (the “Bank”) in connection with the Facility, I/we remain responsible to the Bank for repayment of the Facility in full. The CBILS guarantee does not reduce my/our liability in any way.

In the event that I/we default on the terms of the Facility (for example, by failing to make the specified repayments), the Bank is entitled to seek to recover the full amount outstanding from me/us.

I also understand that when Interest becomes payable this will be debited to my current account quarterly. If I do not hold a current account with the Bank I will open and maintain a feeder account which will be run free of interest or account charges solely to service the Loan Interest.

Signed for the Customer in accordance with the authority held by the Bank

/s/

Date 15/1/2021

FORM OF BUSINESS INTERRUPTION PAYMENT OFFER LETTER

Applicant Name:	ENERGY CONSERVATION SOLUTIONS LIMITED (registered number 03619534)

Applicant Address:	Franklyn House, Daux Road, Billingshurst, West Surrey RH14 9SJ

Date: 14 January 2021

CORONAVIRUS BUSINESS INTERRUPTION LOAN SCHEME (CBILS) - BUSINESS INTERRUPTION PAYMENT (BIP)

Dear Borrower,

You have applied for a loan (a “CBIL Scheme Facility”) under the Coronavirus Business Interruption Loan Scheme (“CBILS”). If your application is successful, you will also be entitled to a payment from the UK Government which is known as the Business Interruption Payment, or “BIP”.

The BIP is a payment by the UK Government to cover payments of the interest due under the loan agreement (or interest equivalent for Invoice Finance Scheme Facilities and Asset Finance Scheme Facilities) and other lender levied fees associated with the granting and maintenance of the CBIL Scheme Facility for a period of 12 months.

In order to apply for the BIP you must do so by signing and returning this letter. By applying for the BIP, you agree that the UK Government may pay amounts directly to us, the Lender, in respect of the interest on and fee amounts due (excluding third party fees) under the CBIL Scheme Facility when it is drawn down (or marked as available in the case of an overdraft) for a period of up to 12 months. The interest and fees amounts which will accrue during the initial 12 month period will be communicated to you separately.

You acknowledge that the BIP will not cover any default interest or equivalent or extraordinary fees.

The BIP is capped at the GBP equivalent of EUR800,000 if your business (or the group your business belongs to) operates in a sector other than fisheries and aquaculture or the primary production of agriculture. If you operate in the fisheries and aquaculture sector, this payment is capped at the GBP equivalent of EUR120,000. If you operate in the primary production of agricultural products, this payment is capped at the GBP equivalent of EUR100,000.

If you wish to apply for the BIP, we will send you a written statement setting out the total amount of the BIP that you have received.

The assistance provided through the payment of the BIP, like many Government-backed business support activities, is regarded as a State aid and is deemed to benefit you as it has provided you with a payment to reduce your financing costs under the CBIL Scheme Facility which would not otherwise have been possible.

Provision of such State aid is governed by regulations made by the European Commission under the Temporary Framework for State aid measures to support the economy in the current COVID-19 outbreak (the “Temporary Framework”). If you have received the benefit of a BIP under any other facility entered into by you under the CBILS, you must advise us of such amount. In addition, you must advise us of any other direct grants, repayable advances, tax or payments advantages under the Temporary Framework (“Qualifying Payments”) that have been received by you. The total amount of BIP received by you across all of such facilities and each other Qualifying Payment must not exceed the maximum amount detailed above. To the extent that you have received a BIP previously or other Qualifying Payment, the total amount of such payments shall be deducted from the total capped amount permissible in respect of BIPs, to determine your entitlement under the BIP in respect of this CBIL Scheme Facility (to ensure that the total amount received from you, including the BIP in respect of this CBIL Scheme Facility does not exceed the GBP equivalent of EUR800,000 or any applicable lower amount).

For the avoidance of doubt, the cap will not operate to change the terms of your loan agreement with respect to interest and other fees associated with the granting and maintenance of the loan due in the first 12 months of the loan.

Yours sincerely,

National Westminster Bank Plc

Confirmations of Borrower:

1. We confirm that we: do/ wish to apply for a BIP

*Delete as applicable

2. If we apply for a BIP we agree that you will receive the BIP on our behalf and use it to pay the interest on and fee amounts due (excluding third party fees) under the CBIL Scheme Facility when it is drawn down (or marked as available in the case of an overdraft) for a period of up to 12 months.

3. We confirm that we have not received a BIP in relation to any other facility under GBILS.*

Or

We confirm that we have received one or more BIPs in relation to another facility/other facilities under CBILS and that the total amount of such BIP or BIPs is EUR/£ 34,575. *

*Delete as applicable

Insert as applicable

4. We confirrn that we have not received a Qualifying Payment.*

Or

We confirm that we have received one or more Qualifying Payments in a total amount of EUR/£ 34,575. *

*Delete as applicable

Insert as applicable

5. We confirm that as at the date of this letter our headcount is: less than 250 employees/

*Delete as applicable

Signed for the Borrower in accordance with the authority held by the Bank

/s/

Date 15/1/2021

**Receipt of the grant by companies active in agricultural processing or agricultural marketing is conditional on the benefit of the grant not being partly or wholly passed on to companies active in primary agricultural production (including where such companies form part of the same group as the recipient).

***Receipt of the BIP by companies active in the fishery and aquaculture sector is conditional on the benefit of the BIP not being partly or wholly used to contribute in any way to any of the categories of activities listed in Article 1, paragraph (1) (a) to (k), of Commission Regulation (EU) No 717/2014.

BUSINESS INTERRUPTION PAYMENT ESTIMATE

Customer Name:	ENERGY CONSERVATION SOLUTIONS LIMITED (registered number 03619534)

Customer Address:	Franklyn House, Daux Road, Billingshurst, West Surrey RH14 9SJ

Date: 14 January 2021

CORONAVIRUS BUSINESS INTERRUPTION LOAN SCHEME (CBILS) - BUSINESS INTERRUPTION PAYMENT (BIP) ESTIMATE

Further to our Business Interruption Payment Offer Letter (“BIP Offer Letter”) the estimated amount of your BIP, if your loan (a “CBIL Scheme Facility”) is signed and drawn down in full, is set out below.

As explained in the BIP Offer Letter, the BIP is a payment by the UK Government to cover payments of the interest that will accrue and any lender levied fees for a period of 12 months. Please refer to the BIP Offer Letter for details on the fees that are eligible for cover under the BIP as well as the overall BIP caps that apply.

Estimated BIP

Based on your CBIL Scheme Facility being drawn down in full we estimate that your BIP (made up of such interest and, if any, applicable fees) could be approximately £13,320.

Please note the above amount is indicative only.

The actual BIP that applies to your CBIL Scheme Facility may change if, for example, your loan is a variable rate loan and base rate changes or if you decide to make repayments during the first 12 months of your loan following drawdown.

We will confirm the actual BIP shortly after the end of the initial 12 months from drawdown (or the date you repay the CBIL Scheme Facility, if earlier).

The actual BIP will be paid by the UK Government directly to us in our capacity as lender under the CBIL Scheme Facility.

National Westminster Bank Plc, Registered in England No. 929027. Registered Office: 250 Bishopsgate, London EC2M 4AA.

We are authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority